Exhibit 10.37

2006 Stock Incentive Plan
of Honeywell International Inc. and its Affiliates
STOCK OPTION AWARD AGREEMENT, FORM 2

          STOCK OPTION AWARD AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”), between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.

Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the 2006 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”). This Option is a nonqualified Option.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share.

3.

Vesting. Except in the event of your death or Disability or the occurrence of a Change in Control, the Option will become exercisable in cumulative installments as follows: [VESTING PROVISIONS CONSISTENT WITH THE PLAN].

4.

Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [EXPIRATION DATE], subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE on the business day immediately preceding [EXPIRATION DATE].

5.

Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.

Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the Honeywell Stock Option Service Center, managed by Morgan Stanley Smith Barney, by telephone at 1-888-723-3391 or 1-210-677-3660, or on the internet at www.benefitaccess.com. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.

7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise

Death	Immediate vesting as of death.	Expires earlier of (i) original expiration date, or (ii) 3 years after death.
Disability	Immediate vesting as of incurrence of Disability.	Expires earlier of (i) original expiration date, or (ii) 3 years after Disability.
Full Retirement (Voluntary Termination of Employment on or after age 60 and 10 Years of Service)	Unvested Awards forfeited as of Full Retirement.

Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If you die prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Early Retirement (Termination of Employment because of retirement from active employment on or after age 55 and 10 Years of Service)	Unvested Awards forfeited as of Early Retirement.

Expires earlier of (i) original expiration date, or (ii) 3 years after retirement. If you die prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Voluntary termination	Unvested Awards forfeited as of Termination of Employment.

Expires earlier of (i) original expiration date, or (ii) 30 days after termination. If you die prior to end of this 30- day period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Involuntary termination not for Cause	Unvested Awards forfeited as of Termination of Employment.

Expires earlier of (i) original expiration date, or (ii) 1 year after termination. If you die prior to end of this 1-year period, expires earlier of (i) original expiration date, or (ii) 1 year after death.

Involuntary termination for Cause	Unvested Awards forfeited as of Termination of Employment.	Vested Awards immediately cancelled.

Except as expressly provided herein, all rights hereunder shall cease to accrue as of the date of your termination of employment with the Company and its Affiliates. You will forfeit the unvested portion of any award and all rights to continue vesting in awards shall cease as of the date of Termination of Employment. Further, you will not be entitled to receive additional awards hereunder after Termination of Employment. For purposes of this Agreement, if your employment is terminated under circumstances that entitle you to severance benefits under a severance plan of the Company or an Affiliate in which you participate, “Termination of Employment” refers to the date immediately prior to the date severance benefits become payable under the terms of the severance plan. If your employment is terminated under any other circumstances and you are not entitled to severance benefits under a severance plan of the Company or an Affiliate, “Termination of Employment” refers to the last day you actively perform services for the Company and its Affiliates.

8.	Change in Control. In the event of a Change in Control, any portion of the Option that has not vested as of the date of Change in Control will immediately become exercisable in full.

9.

Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld with respect to the grant of the Option, any exercise of the your rights under this Agreement, the sale of Shares acquired from the exercise of the Option, and/or payment of dividends on Shares acquired pursuant to the Option.

10.

Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

11.	Requirements for and Forfeiture of Award.

	a.	General.

1.

For purposes of Section 11, the term “Honeywell” is defined as Honeywell International Inc. (a Delaware corporation having a place of business at Columbia Road and Park Avenue, Morris Township, Morris County, New Jersey), its predecessors, designees and successors, as well as its past, present and future operating companies, divisions, subsidiaries, affiliates and other business units, including businesses acquired by purchase of assets, stock, merger or otherwise.

2.

The Award is expressly contingent upon you agreeing to the restrictions and obligations contained in Section 11 and you expressly understand and agree that the Award is contingent upon you also executing a separate Honeywell International Inc. Noncompete Agreement For Senior Executives (“Noncompete Agreement”), if applicable, as more fully described in subsection 11.c. below. You further expressly understand, agree and acknowledge that the failure to agree to all of the terms and conditions of the Award, as set forth in this Agreement, or to execute and return the separate Noncompete Agreement, if applicable, on or before [DUE DATE], in the form presented to you by the Company, shall result in the Award being cancelled, with no benefit to you.

b.	Nonsolicitation of Honeywell Employees and Customers, Suppliers, Business Partners and Vendors.

1.

You acknowledge that Honeywell has invested and will invest significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of your employment you have obtained valuable information about employees of Honeywell, their respective talents and areas of expertise, you agree that during your employment and for a period of two (2) years following your Termination of Employment from Honeywell for any reason, you will not directly or indirectly, for your own account or for others, (i) solicit (or assist another in soliciting) for employment or for the performance of services, (ii) offer or cause to be offered employment or other service engagement, or (iii) participate in any manner in the employment or hiring for services, any individual previously employed by Honeywell with whom you had contact or of whom you became aware while employed by Honeywell during the two-year period prior to your Termination of Employment, unless such individual had not been employed by Honeywell for at least 12 months. Nor will you, for your own account or for others, in any way induce or attempt to induce such individual to leave the employment of Honeywell.

2.

You acknowledge that Honeywell has invested and will continue to invest significant time and money to develop valuable, continuing relationships with existing and prospective clients and customers of Honeywell. Therefore, recognizing that in the course of your employment you have obtained valuable information about customers, suppliers, business partners, and/or vendors of Honeywell and their requirements, you agree that during your employment and for a period of two (2) years following your Termination of Employment from Honeywell for any reason, you will not, directly or indirectly, for your own account or for others, solicit (or assist others in soliciting) or attempt to solicit (or assist others in attempting to solicit), (i) any existing clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom you had contact, or of whom you became aware while employed by Honeywell during the two-year period prior to your Termination of Employment, or (ii) any prospective clients, customers, suppliers, business partners, and/or vendors of Honeywell with whom you had contact and with whom Honeywell took significant steps to do business during the two-year period prior to your Termination of Employment, for the purpose of inducing such existing or prospective clients, customers, suppliers, business partners, and/or vendors to cease doing business or reduce their business with Honeywell or to purchase, lease, or utilize products or services that are competitive with, similar to, or that may be used as substitutes for any products or services offered by Honeywell.

c.	Noncompete Agreement.

1.

If you have been identified as an employee in a position that is subject to a Noncompete Agreement, you understand, acknowledge and agree that the Award is expressly contingent upon you executing and returning the separate Noncompete Agreement on or before [DUE DATE], in the form presented to you by the Company. Failure to execute and return the Noncompete Agreement on or before [DUE DATE], shall result in the cancellation of this Award, even if you have otherwise accepted and agreed to all of the other terms and conditions of the Award and the nonsolicitation provisions of this Section 11. You further understand and acknowledge that you must not violate the terms of the separate Noncompete Agreement and, if you do so, you will be subject to the remedies and forfeiture provisions of subsections 11.d.1. and 11.d.2.

2.

The terms of this subsection 11.c.2. shall apply whether the Company has presented you with a Noncompete Agreement or not. You expressly agree and acknowledge that the forfeiture provisions of subsection 11.d.3. shall apply if, from the date of the grant of the Option until the date that is twenty-four (24) months after your Termination of Employment for any reason, you enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Honeywell is engaged if the business is competitive (in the sole judgment of the Committee) with Honeywell and the Committee has not approved the agreement or arrangement in writing.

d.	Remedies.

1.

You acknowledge that a remedy at law for any breach or threatened breach of subsections 11.b. or 11.c.1. of this Agreement would be inadequate, and you therefore agree that Honeywell shall be entitled to injunctive relief in case of any such breach or threatened breach. You acknowledge and agree that Honeywell may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of subsections 11.b. or 11.c.1. of this Agreement, and that money damages would not be an adequate remedy for any breach of subsections 11.b. or 11.c.1. of this Agreement. You acknowledge and agree that a violation of subsections 11.b. or 11.c.1. of this Agreement would cause irreparable harm to Honeywell, and you covenant that you will not assert in any proceeding that a violation or further violation of those subsections: (i) will not result in irreparable harm to Honeywell; or (ii) could be remedied adequately at law. Honeywell’s right to injunctive relief shall be cumulative and in addition to any other remedies available by law or equity. If a court determines that you have breached or threatened to breach subsections 11.b. or 11.c.1. of this Agreement, you agree to reimburse Honeywell for all attorneys’ fees and costs incurred in enforcing such terms. However, nothing contained herein shall be construed as prohibiting Honeywell from pursuing any other available remedies, which may include, but not be limited to, contract damages, lost profits and punitive damages.

2.

In addition to the relief described in subsection 11.d.1., if the Committee determines, in its sole judgment, that you have violated subsections 11.b. and/or 11.c.1., (i) any portion of the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the amount of any profit you realized upon an exercise of the Option (regardless of when such exercise occurred).

3.

If the Committee determines, in its sole judgment, that you have engaged in an act that violates subsection 11.c.2., (i) any portion of the Option you have not exercised (whether vested or unvested) shall immediately be cancelled, and you shall forfeit any rights you have with respect to the Option as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the amount of any profit you realized upon an exercise of the Option during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

4.

Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

12.	Adjustments. Any adjustments to the Option will be governed by Section 5.3 of the Plan.

13.

Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

14.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities, and you agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company or when using the program would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

15.

Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

16.	Personal Data.

a.

By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.

You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.

You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

17.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.

The Company (and not your local employer) is granting your Option. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

	b.	The Company may administer the Plan from outside your country of residence and United States law will govern all options granted under the Plan.

	c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.

The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.

The grant of the Option hereunder, and any future grant of an option under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.

The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

	g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

18.

Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

19.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

20.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

21.

Governing Law. The Plan, this Agreement (including but not limited to Section 11), and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

22.

Acknowledgements. By accepting this Agreement, you agree to the following: (a) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (b) you understand and agree that this Agreement, the Noncompete Agreement if applicable, and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.

23.

Deadline for Execution. To retain the Option, you understand that you must sign and return this Agreement and, if applicable, the separate Noncompete Agreement, on or before [DUE DATE] in the form presented to you by the Company. If you do not sign and return both documents by [DUE DATE], the Option shall be cancelled and you shall receive no benefit from this Agreement. The executed Agreement must be returned to Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962. The executed Noncompete Agreement must be returned to [ADDRESS].

I Accept:

Signature	Date